Exhibit 4.7
CENTEX CORPORATION SAVINGS FOR RETIREMENT PLAN
(As Amended and Restated January 1, 2009)
First Amendment
          Centex Corporation (the “Company”) (i) having established and maintained the Centex Corporation Saving for Retirement Plan, as amended and restated January 1, 2009 (the “Plan”), (ii) having reserved the right under Section 10.4 thereof to amend the Plan and (iii) having entered into an Agreement and Plan of Merger on April 7, 2009 by and among the Company, Pulte Homes, Inc., (“Pulte”) and a wholly owned subsidiary of Pulte pursuant to which the Company became a wholly owned subsidiary of Pulte (the “Merger”), does hereby amend the Plan, effective as of immediately after the effective time of the Merger, as follows:
          1. The definition of Board of Directors as set forth in Article I of the Plan is amended in its entirety to read as follows:
     Board. The board of directors of Pulte.
          2. Article I of the Plan is further amended to substitute the word “Pulte” for the term “the Company” as it appears in the definition of “Company Stock”.
          3. Article I of the Plan is further amended to insert two new defined terms at the end thereof to read as follows:
     Centex. Centex Corporation, a Nevada corporation, or any successor thereto.
     Pulte. Pulte Homes, Inc., a Michigan corporation, or any successor thereto.
          4. The definition of Company as set forth in Article I of the Plan is amended in its entirety to read as follows:
     Company. Centex or Pulte, as the context may require or permit.
          5. Article I of the Plan is further amended to substitute the word “Centex” for the term “the Company” as it appears in the definition of “Employee” and “Employer”.
          6. The first sentence of Section 2.2 of the Plan is amended in its entirety to read as follows:

The Plan shall be administered by a Committee (the “Committee”) which shall be comprised of those individuals who, as of the date hereof, are members of the committee that administers the Pulte Homes, Inc. 401(k) Plan, unless otherwise designated by the Board. Any changes to the members of the committee administering the Pulte Homes, Inc. 401(k) Plan in the future also shall apply to the Committee as of the date such change is effective with respect to the committee administering the Pulte Homes, Inc. 401(k) Plan. The Executive Vice President and Chief Financial Officer of Pulte Homes, Inc. and the Executive Vice President, Human Resources of Pulte Homes, Inc. shall be authorized to sign any amendments, documents or other instruments on behalf of the Company and the Committee in connection with the administration of the Plan.
          7. The third sentence of Section 9.8 of the Plan is amended in its entirety to read as follows:
Company Stock with respect to which the Trustee has received no such direction shall be voted or tendered, as applicable, in accordance with the provisions of the Trust Agreement as then in effect.
          8. Article X of the Plan is amended to substitute the word “Pulte” for the term “the Company” each time such term appears therein; provided, however, that the term “the Company” as it appears at the end of the second sentence of Section 10.4 shall be replaced instead with the word “Centex”.
          9. Section 10.6(b) of the Plan is deleted in its entirety and replaced with the words “[Intentionally blank]”.
          10. Section 13.3 of the Plan is amended (I) to substitute the word “Committee” for the word “Company” as it appears in the first sentence thereof and (II) to substitute the phrase “require or permit Centex” for the word “elect” as it appears in the first sentence thereof.
          11. Section 13.4 of the Plan is amended to substitute the phrase “Centex does” for the phrase “the Company decides” as it appears in the first sentence thereof.
          12. Section 13.5 of the Plan is amended to substitute the word “Committee” for the word “Company” the first time it appears in the second sentence of the second paragraph thereof.
          13. Section 13.6 of the Plan is amended to substitute the word “does” for the word “decides” as it appears in the first sentence thereof.
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     IN WITNESS WHEREOF, Centex Corporation has caused these presents to be executed by its duly authorized officer this 18th day of August, 2009, but effective as of the date specified herein.

CENTEX CORPORATION
By:	/s/ Steven M. Cook
	Name:	Steven M. Cook
	Title:	Senior Vice President and Secretary